Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

(972) 830-1800

Herman M. Schwarz                            President and CEO

Aegis Communications Group Announces Resignation of CFO

IRVING, TEXAS — June 3, 2003 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a leading marketing services company to Fortune 1000 companies announced today that Michael J. Graham intends to resign as Executive Vice President - Corporate Development & Chief Financial Officer effective June 13, 2003.

Mr. Graham, who joined Aegis in May 2000 as CFO, was part of a new management team hired by the Aegis Board of Directors to affect a turnaround at the company.  He is leaving Aegis to take a senior financial position with a Fortune 100 company in his hometown of Chicago.

“I deeply regret Mike’s departure from Aegis at this time, but given the opportunity provided by the new position and the benefits to his family of returning home, I can certainly understand and respect his decision.  In his three years with Aegis he has done an excellent job of implementing strong financial processes and controls, improving our liquidity and balance sheet, and reducing our debt exposure in spite of a challenging operating environment.  Recently, he was instrumental in the negotiations to extend our bank line maturity date.  Mike has been a trusted advisor to me since I assumed my role and I will personally miss his perspective and counsel on issues.  We all wish him well in his new role,” commented Herman Schwarz, President and Chief Executive Officer.

The Company will immediately begin a search process that will consider both internal and external candidates for the CFO position. In the interim period, all inquiries on key financial issues and matters previously handled by Mr. Graham should be directed to Mr. Schwarz.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that shows companies how to make customer care and acquisition more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of customer centers employing approximately 5,000 people and utilizing over 5,100 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.